Exhibit 99.1

Republic Bancorp, Inc. Increases Its Common Stock Cash Dividends for the 21st Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 22, 2020--Republic Bancorp, Inc. (“Republic”) (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, today announced an 8% increase in the Company’s quarterly cash dividends. The quarterly cash dividend of $0.286 per share of Class A Common Stock and $0.26 per share on Class B Common Stock will be payable April 17, 2020 to shareholders of record as of March 20, 2020. The increased cash dividend results in an annualized dividend yield for the Class A Common stock of 2.58% based upon the stock’s closing price on January 21, 2020.

“We are excited to report this 21st consecutive annual increase in quarterly cash dividends for our loyal shareholders. We will continue to work hard to provide the returns on investment that come from a high-performing institution and honor their trust in us as we position Republic to be one of the highest performing banks in the United States,” commented Steve Trager, Chairman and CEO for Republic.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers and two loan production offices throughout five states: 28 banking centers in 8 Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace, and one loan production office in Oldsmar; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills, and one loan production office in Brentwood; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately branded, nation-wide digital banking at www.mymemorybank.com. The Company has over $6.0 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Contacts

Steve Trager, 502-584-3600
Chairman and Chief Executive Officer